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INVESTMENT SUBADVISORY AGREEMENT

INVESTMENT SUBADVISORY AGREEMENT, effective June 10, 2005 ("Effective Date"), by and between Calvert Asset Management Company, Inc., a Delaware corporation registered as an investment advisor under the Investment Advisers Act of 1940 (the "Advisor"), and Renaissance Group, LLC, a Delaware limited liability company that does business as Renaissance Investment Management, (the "Subadvisor").

WHEREAS, the Advisor is the investment advisor to The Calvert Fund an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Advisor desires to retain the Subadvisor to furnish it with certain investment advisory services in connection with the Advisor's investment advisory activities on behalf of the Calvert New Vision Small Cap Fund series of The Calvert Fund and any additional series thereof, for which Schedules are attached hereto (each such series referred to individually as the "Fund");

NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

1. Services to be Rendered by the Subadvisor to the Fund.

(a) Investment Program. Subject to the control of The Calvert Fund Board of Trustees ("Trustees") and the Advisor, the Subadvisor at its expense continuously will furnish to the Fund an investment program for such portion, if any, of Fund assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions, which are subject to Section 1(g) of this Agreement, and will place all orders for the purchase and sale of portfolio securities. The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor. In the performance of its duties, the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund's Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Board of Trustees or Advisor may establish. The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1.

(b) Availability of Personnel. The Subadvisor at its expense will make available to the Trustees and Advisor at reasonable times its portfolio managers and other appropriate personnel, either in person, or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund's investment policies and to consult with the Trustees and Advisor regarding the Fund's investment affairs, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

(c) Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions), including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

(d) Compliance Reports. The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

(e) Valuation. The Subadvisor will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information and shall assist the Trustees and Advisor in any fair value determinations as necessary, relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Advisor shall reasonably request.

(f) Executing Portfolio Transactions.

i) Brokerage In selecting brokers and dealers to execute purchases and sales of investments for the Fund, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Fund. Subject to review by the Trustees of appropriate policies and procedures, the Subadvisor may cause the Fund to pay a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction. If the first broker provided brokerage and/or research services, including statistical data, to the Subadvisor, the Subadvisor shall not be deemed to have acted unlawfully, or to have breached any duly created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

ii) Aggregate Transactions In executing portfolio transactions for the Fund, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction.

iii) Directed Brokerage. The Advisor may direct the Subadvisor to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so and is in compliance with Federal and State securities laws.

iv) Brokerage Accounts. The Advisor authorizes and empowers the Subadvisor to direct the Fund's custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above. The Subadvisor may, using such of the securities and other property in the Fund as the Subadvisor deems necessary or desirable, direct the Fund's custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

(g) Social Screening.

i) Advisor's Responsibility. The Advisor is responsible for screening those investments of the Fund subject to social screening ("Securities") to determine that the Securities meet the Fund's social investment criteria, as may be amended from time to time by the Trustees and for notifying the Subadvisor of its determination.

ii) Subadvisor's Responsibility.

(a) Potential Investments. The Subadvisor will buy only those Securities permitted by the Fund's investment program, which the Advisor determines to pass the Fund's social screens and of which the Advisor has notified the Subadvisor.

(b) Portfolio Holdings that become a "Fail". In the event that the Advisor notifies the Subadvisor that a security already in the Fund's portfolio no longer passes the Fund's social screen, the Advisor shall instruct the Subadvisor whether the Subadvisor should dispose of the security immediately or at such time as the Subadvisor believes would be least detrimental to the Fund. To the extent instructed by the Advisor, the Subadvisor shall have no liability for the disposition of any securities under this sub-paragraph. With respect to this sub-paragraph, the form of notification shall be mutually agreed upon by the parties.

(h) Voting Proxies. To the extent directed by the Advisor, the Subadvisor agrees to take appropriate action (which includes voting) on all proxies for the Fund's portfolio investments in a timely manner in accordance with the Advisor's Proxy Voting Guidelines, a copy of which will be provided to the Subadvisor.

(i) Furnishing Information for the Fund's Proxies. The Subadvisor agrees to provide the Advisor in a timely manner with all information necessary, including the Subadvisor's balance sheet (which shall be certified by a duly authorized officer of Subadvisor) and information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements or other required mailings, as may be needed from time to time.

2. Books, Records and Procedures

a) In connection with the purchase and sale of the Fund's portfolio securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

b) The Subadvisor warrants that it is duly registered and in good standing as a registered investment advisor with the U.S. Securities and Exchange Commission. Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisors Act of 1940 and any other applicable laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor's request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) or any other applicable rule insofar as such records relate to the investment affairs of the Fund for which the Subadvisor has responsibility under this Agreement; and (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.

c) The Subadvisor represents that it has adopted and will maintain at all times a suitable Code of Ethics that covers its activities with respect to its services to the Fund.

d) The Subadvisor periodically shall supply to the Trustees its policies on "soft dollars", trade allocations and brokerage allocation, such other policies and procedures as may be required under Rule 38a-1 of the 1940 Act and Rule 206(4)-7 of the Investment Advisers Act of 1940 and any other material the Adviser may reasonably request. The Subadvisor shall maintain appropriate fidelity bond and errors and omission insurance policies.

3. Exclusivity. Each party and its affiliates may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses; provided, however, that during the term of the Agreement, the Subadvisor will not provide investment advisory services ("Services") to any other small cap growth investment company offered to the public and registered under the 1940 Act ("40 Act Company") which is materially "socially screened", as that term is commonly understood.

4. Compensation. The Advisor will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Advisor (and not by the Fund/Trust). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated based on the portion of the month for which services were provided. The Schedules may be amended from time to time, in writing agreed to by the Advisor and the Subadvisor, provided that amendments are made in conformity with applicable laws and regulations and the Declaration of Trust and Bylaws of The Calvert Fund. Any change in the Schedule pertaining to any new or existing series of The Calvert Fund shall not be deemed to affect the interest of any other series of The Calvert Fund and shall not require the approval of shareholders of any other series of The Calvert Fund.

5. Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment (as defined under the 1940 Act) or if the Investment Advisory Agreement between the Advisor and The Calvert Fund shall terminate for any reason. This Agreement constitutes the entire agreement between the parties, and may not be amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of The Calvert Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of The Calvert Fund who are not interested persons of The Calvert Fund, the Advisor or the Subadvisor.

6. Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any Fund now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Trustees of The Calvert Fund who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, or as required by law, (b) by a vote of a majority of that Funds' outstanding voting securities or as otherwise provided by law, or pursuant to an exemptive order governing such vote. This Agreement shall remain in full force and effect with respect to a Fund continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

(a) The Calvert Fund may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Trustees of The Calvert Fund or (ii) outstanding voting securities of the applicable series.

(b) This Agreement will terminate automatically with respect to a Fund unless, within two years of the effective date of this agreement, and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Trustees of The Calvert Fund or the shareholders of such series by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Trustees of The Calvert Fund, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any series for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(c) The Advisor may at any time terminate this Agreement with respect to any or all Funds by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90 days written notice delivered or mailed by registered mail, postage prepaid, to the Advisor, unless otherwise mutually agreed in writing.

(d) The Advisor may terminate this Agreement with respect to any or all Fund(s) immediately by written notice if the Confidentiality and Non-Use Agreement referred to in Section 11 of this Agreement is, in the reasonable opinion of the Advisor, violated and such violation (if capable of being cured) is not cured by Subadvisor within 10 days of its receipt of written nature from Advisor of such violation.

Upon termination of this Agreement with respect to any Fund,

(a) The duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor, and

(b) Both parties agree to use reasonable efforts to jointly issue public statements, other than those public statements required by law, regarding the termination.

7. Notification to the Advisor. The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

(a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended;

(b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

(c) a material violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

(d) any other event, including but not limited to, a change in executive personnel or the addition or loss of major clients of the Subadvisor that might affect the ability of the Subadvisor to provide the services provided for under this Agreement.

8. Definitions. For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9. Indemnification. The Subadvisor shall indemnify and hold harmless the Advisor, The Calvert Fund and its respective Trustees, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

The Subadvisor shall indemnify and hold harmless the Advisor, The Calvert Fund and its respective Trustees, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) which arise solely on account of any Subadvisor's action(s) in respect to any change of control and are not otherwise typically borne by The Calvert Fund. These expenses shall include but are not exclusive of, the cost of notice to shareholders of any meeting or vote necessary to approve the Subadvisory Agreement and the cost of reprinting shareholder communications describing the new Subadvisory Agreement.

The Advisor shall indemnify and hold harmless the Subadvisor, The Calvert Fund, their respective Trustees, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with The Calvert Fund.

This Section 9 shall survive the termination of the Agreement.

10. Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the State of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11. Confidentiality. This Agreement is not binding on the Advisor unless the Subadvisor has signed and is subject to a confidentiality and non-use agreement ("Non-Use Agreement") with the parties acknowledging that a fully executed Non-Use Agreement is attached hereto as Exhibit 1. For a period of two (2) years from the date of termination of the Agreement, the Subadvisor shall not attempt to develop, market or sell any product, which uses or employs any Confidential Information, as that term is defined in the Non-Use Agreement, provided that this paragraph shall not prohibit Subadvisor from providing investment advice to its clients so long as it does not otherwise violate this Agreement or the Non-Use Agreement.

12. Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

Each party agrees that for a period of two (2) years from the date of termination of this Agreement, it shall not, directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage any employee of other party or any affiliate thereof without the prior written permission of the other party.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Each party represents and warrants that it has all requisite authority to enter into and carry out its responsibilities under this Agreement.

IN WITNESS WHEREOF, and have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Witness:	Calvert Asset Management Company, Inc.

BY: /s/ Susan Walker Bender	BY: /s/ William M. Tartikoff

Witness:	The Renaissance Group LLC.

BY:________________________	BY:________________________________

Schedule to the Investment Subadvisory Agreement
between Calvert Asset Management Company, Inc.
and The Renaissance Group LLC.

As compensation pursuant to Section 4 of the Subadvisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Renaissance Group, LLC, (the "Subadvisor"), the Advisor shall pay the Subadvisor an annual subadvisory fee for the Calvert New Vision Small Cap Fund (the "Fund") series of The Calvert Fund.

  Fee. The annual Fee ("The Fee") will consist of a fee, computed daily and payable monthly, at an annual rate equal to .50% ( 50 basis points) of the average daily net assets of the Fund under the management of the Subadvisor.

    Subadvisor agrees to waive all or a portion of the Fee for the following periods:

      0.50% (all of its Fee) for the period beginning on the Effective Date and ending August 10, 2005,

      0.10% (10 basis points) for a period beginning August 10, 2005 and ending June 9, 2006,

      0.0667% (6.67 basis points) for a period beginning June 10, 2006 and ending June 9, 2007 and

      0.0333% (3.33 basis points) for a period beginning June 10, 2007 and ending June 9, 2008.

(b) In consideration for the fee waiver in 1.(a) above, Advisor agrees to pay Subadvisor for a period of sixty (60) days following the termination of Services calculated on the same basis as if the Subadvisor was still providing Services.

2. Fee Waiver. In addition to the above, if all parties, including any other subadvisors with assets of the Fund under current management, agree in advance, the Subadvisor may agree to waive its Subadvisory Fee to the same extent, calculated as a percentage, as the Advisor waives its advisory fee voluntarily or as may be required by law. To the extent the Advisor is able to recapture waived fees pursuant to its Investment Advisory Agreement with the Fund, the Advisor will pay the Subadvisor a subadvisory fee on the recaptured Advisor's fee in accordance with this Schedule.